EX-FILING FEES
Calculation of Filing Fee Table
424B2
(Form Type)
Prologis Yen Finance LLC
(Exact Name of Registrant as Specified in its Charter)
(Translation of Registrant’s Name into English)
Table 1: Newly Registered and Carry Forward Securities
	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
	Newly Registered Securities
Fees to Be Paid	Debt	1.003% Notes due 2027	Rule 457(r)(1)	$11,285,090.00(2)	100%	$11,285,090.00	0.00011020	$1,243.62
Fees to Be Paid	Debt	1.323% Notes due 2029	Rule 457(r)(1)	$19,748,907.00(3)	100%	$19,748,907.00	0.00011020	$2,176.33
Fees to Be Paid	Debt	1.903% Notes due 2037	Rule 457(r)(1)	$139,652,984.00(4)	100%	$139,652,984.00	0.00011020	$15,389.76
Total Offering Amounts						$170,686,981
Total Fees Previously Paid								―
Total Fee Offsets								―
Net Fee Due								$18,809.71
(1)
The filing fee is calculated in accordance with Rules 457(o) and 457(r) of the Securities Act of 1933, as amended (the “Act”). In accordance with Rules 456(b) and 457(r) of the Act, the registrant initially deferred payment of all of the registration fee for Registration Statement No. 333-267431 filed on September 15, 2022.

(2)
¥1,600,000,000 aggregate principal amount of the 1.003% Notes due 2027 will be issued. The $11,285,090.00 Amount to be Registered is based on the November 10, 2022 yen/U.S.$ rate of exchange of ¥141.7800/U.S.$1.00.

(3)
¥2,800,000,000 aggregate principal amount of the 1.323% Notes due 2029 will be issued. The $19,748,907.00 Amount to be Registered is based on the November 10, 2022 yen/U.S.$ rate of exchange of ¥141.7800/U.S.$1.00.

(4)
¥19,800,000,000 aggregate principal amount of the 1.903% Notes due 2037 will be issued. The $139,652,984.00 Amount to be Registered is based on the November 10, 2022 yen/U.S.$ rate of exchange of ¥141.7800/U.S.$1.00.